Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE MKT Stock Exchanges

NEWS

Vista Gold Corp. Revises the Scope of the Mt. Todd Feasibility Study to Incorporate Increased Plant Throughput as Infill Drill Results Continue to be Positive

Denver, Colorado, June 5, 2012 - Vista Gold Corp. (TSX & NYSE MKT: VGZ) (“Vista” or the “Company”) today announced that it has revised the scope of the Feasibility Study on its Mt. Todd gold project (“FS”) to incorporate the following areas of optimization:

•                  a larger processing facility with daily throughput expected to be in the range of 40-45,000 tonnes of ore per day;

•                  a redesigned open pit and mine production schedule incorporating a new resource estimate which will include the results of the drilling program currently in progress; and

•                  design of facilities to recover gold from the existing heap leach pads, commencing in the construction period.

The Company is now targeting the release of the FS in late 2012 or early 2013, which will evaluate a larger project with the hope that it will result in economies of scale, a forward shift in the production of ounces due to the optimization of the mine schedule and the increased throughput rate of the processing facility, and a mine life that results in the more efficient use of project capital.

Fred Earnest, Vista’s President and CEO, commented, “Our decision to change the scope of the FS at this time has been taken in order to incorporate new information from the ongoing drilling program, the subsequent results of mining and processing engineering to optimize the mine production and plant throughput rates, as well as the heap leach testing programs.  The FS we started in April of last year was based on a smaller measured and indicated mineral resource estimate and a 30,000 tonne per day processing facility.  Given the increase in the resource estimate announced last September (please refer to our press release dated September 6, 2011) and our additional exploration results to date, we believe that a larger process facility will be justified.

We are very pleased with the continued results of the resource conversion drilling program.  We have now completed a substantial majority of the approximately 14,000 planned meters and expect to complete an updated mineral resource estimate for Mt. Todd in the latter part of the third quarter of this year. The results continue to show that the mineralization in the Batman deposit is open to expansion along strike to the north and south, at depth and to the east.  Based on the most recent assays and the drill results previously announced, we expect that the new resource estimate may result in the conversion of a significant portion of the project’s estimated inferred resources to estimated measured and indicated resources. Furthermore, because of the location of the mineralized intercepts relative to the previous pit designs, we believe the new FS may result in a larger open pit.

The metallurgical testing that has been completed on material from the existing heap leach pad indicates that the evaluation of the production of gold during the construction of the main process facilities is warranted.  Vista’s work over the past several years leads us to believe that we have addressed the technical issues which contributed to the failure of previous operations at the Mt. Todd gold project. The revised scope of the FS will incorporate design changes to deal with these technical issues and renewed leaching of the heap leach pad.”

As Vista works to finalize the FS, the Company is also advancing in parallel its permitting and project financing efforts.  Vista continues to discuss the Mt. Todd gold project with, and seek the requisite project approvals on an

expedited schedule from, the appropriate agencies in the Northern Territory, Australia.   In addition, Vista is pleased to announce that it has appointed Endeavour Financial Limited (Cayman) to assist the Company with both the evaluation of potential debt finance opportunities for the development of the Mt. Todd gold project, as well as the appointment of a third party technical consultant to review and confirm the studies completed on the Mt. Todd gold project.  This review is to be undertaken in parallel with the FS to independently verify its findings to potential third party financiers and investors.

Additional Drilling Results

Vista has now completed 16 holes totaling 11,835 meters.  The assay results of the first seven holes (approximately 48% of total drilled to-date) were announced previously (please refer to our press releases dated April 25, 2012 and March 12, 2012). The following table summarizes the significant results from the subsequent three holes, representing approximately 14% of total drilled to-date:

Hole ID	Assay Interval (From-To)	Thickness (meters)	Approx. True Thickness (meters)	Gold Grade (gram/tonne)
VB12-004	92.0 – 133.0	41.0	33	0.70
	133.5 – 145.3	11.8	10	0.52
	203.0 – 221.0	18.0	15	0.66
VB12-005	455.9 – 482.1	26.2	22	0.82
	500.9 – 511.0	10.1	8	1.11
	516.0 – 540.9	24.9	21	0.40
	546.0 – 651.1	105.1	87	1.35
Including	570.0 – 583.0	13.0	11	3.72
	656.0 – 704.0	48.0	40	0.97
VB12-006	162.0 – 205.0	43.0	36	1.01
	211.0 – 261.0	50.0	42	0.61

The orientation of these drill holes relative to the deposit is shown in cross sections found on the Company’s web site at http://www.vistagold.com/mt_todd.php?subpage=dr_20120604.  The sample intervals are constrained by geology and range from a minimum of 0.2 meters to a maximum of 1.2 meters in length, generally averaging 1 meter in length.  Mean grades are calculated at a 0.4 g/t Au cutoff with no upper cap applied.  The maximum length of internal waste is 4.0 meters.

The drilling has been completed and the core has been logged, photographed and sampled by employees or contractors of Vista Gold Australia under the direction of Vista’s Vice President of Exploration, Mr. Frank Fenne P.G., who is a “qualified person” within the meaning of Canadian National Instrument 43-101—Standards of Disclosure for Mineral Projects (“NI 43-101”).  Samples were prepared and assayed by North Australia Laboratories, Pine Creek, Australia.  Second lab check assays were completed by Northern Territory Environmental Laboratories (Intertek Group) in Darwin, Australia.  Gold grades are based on a 50 gram fire assay method.

Core logging and sample custody, preparation and assaying were reviewed by Mr. Frank Fenne and Mr. Fenne is of the view that they are sufficient.  Mr. Frank Fenne has verified and approved the data and approved the scientific and technical information disclosed in this press release.

About Vista Gold Corp.

Vista is focused on the development of the Mt. Todd gold project in Northern Territory, Australia, to achieve its goal of becoming a gold producer. Vista is advancing exploration on its Guadalupe de los Reyes gold/silver project in Mexico and has granted Invecture Group, S.A. de C.V. a right to earn a 62.5% interest in the Concordia gold project in Mexico. Vista’s other holdings include the Awak Mas gold project in Indonesia and the Long Valley gold project in California. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

This press release uses the terms “measured resources,” “indicated resources,” “measured & indicated resources,” and “inferred resources.”  We advise U.S. investors that while these terms are Canadian mining terms as defined in NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (the “CIM Standards”), such definitions differ from the definitions in U.S. Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures.  “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as, estimates of mineral resources, the timing, completion and results of a feasibility study at the Mt. Todd gold project (including the revised scope of the FS and the expected or hoped results thereof), the timing, completion and results of an updated mineral reserve and resource estimate at the Mt. Todd gold project (including the conversion of inferred resources to measured and indicated resources), the increase in the size of the open pit, the potential to produce gold from the existing heap leach pad, the goals and achievement of the goals of the drilling program and the FS, the size and significance of the Mt. Todd gold project, the justification of a larger process facility, the potential impact of a larger process facility, Vista’s ability to address technical issues which contributed to the failure of prior operators and the inclusion of Vista’s solutions in the FS, the appointment of and review by and conclusions of a third consultant to confirm prior studies on the Mt. Todd gold project and other such matters are forward-looking statements and forward-looking information.  The material factors and assumptions used to develop the forward-looking information and the forward-looking information contained in this press release include the following: results of feasibility studies, mineral resource and reserve estimates, exploration and assay results, terms and conditions of our agreements with contractors and our approved business plan.  When used in this press release, the words “optimistic,” “potential,” “indicate,” “expect,” “intend,” “hopes,” “believe,” “may,” “will,” “if,” “anticipate,” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of resource estimates, estimates of results based on such resource estimates; risks relating to completing metallurgical testing; risks relating to cost increases for capital and operating costs; risks relating to delays in the completion of  anticipated drilling activities at the Mt. Todd gold project, risks related to the timing and the ability to obtain the necessary permits, risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in Vista’s Amendment No. 1 to its Annual Report on Form 10-K as filed on April 5, 2012 and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com.